Exhibit 99.1

Antero Resources and Antero Midstream Announce Resignation of Christopher R. Manning from the Board of Directors

DENVER, Colorado, April 1, 2016—Antero Resources (NYSE: AR) and Antero Midstream (NYSE:AM) (collectively, “Antero”) today announced that Christopher R. Manning has resigned from the board of directors of Antero Resources and the board of directors of the general partner of Antero Midstream.  Neither Antero Resources nor Antero Midstream has plans to fill the vacated board seats in the near term.

Paul M. Rady, Chairman and CEO of Antero Resources and Antero Midstream commented, “I would like to thank Chris for his contribution to Antero’s success over the last 11 years.  When Chris first joined Antero’s board in 2005, we were a small, privately held producer that had just completed the sale of our Barnett Shale assets to XTO Energy.  As we transformed Antero into a leading Appalachian upstream company and one of the top natural gas producers in the U.S., as well as one of the highest growth midstream MLPs, Chris has provided valuable insight and expertise every step of the way.  We are grateful for his contributions to Antero over the years and wish him the very best in the future.”

Mr. Manning commented, “It has been an honor and a privilege to have been involved with Antero since its inception.  Working with my fellow directors at both companies and the Antero management team led by Paul Rady and Glen Warren has been extremely rewarding and I wish them the best in their continued management of two great companies with world class assets.”

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. Antero Resources’ website is located at www.anteroresources.com. Antero Midstream is a limited partnership that owns, operates and develops midstream gathering and compression assets located in West Virginia, Ohio and Pennsylvania, as well as integrated water assets that primarily service Antero Resources’ properties located in West Virginia and Ohio.

For more information, contact Michael Kennedy — SVP — Finance of Antero Resources and CFO of Antero Midstream, at (303) 357-6782 or mkennedy@anteroresources.com.